EXHIBIT 99

MANAGEMENT'S REPORT
Mississippi Power Company 2001 Annual Report


The management of Mississippi Power Company has prepared -- and is responsible for -- the financial statements and related information included in this report. These statements were prepared in accordance with accounting principles generally accepted in the United States and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the accounting records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of four independent directors, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Mississippi Power Company in conformity with accounting principles generally accepted in the United States.




/s/Michael D. Garrett
Michael D. Garrett
President and Chief Executive Officer


/s/Michael W. Southern
Michael W. Southern
Vice President, Treasurer and
Chief Financial Officer

February 13, 2002

REPORT OF INDEPENDENT PUBLIC ACCOUNTANT


To Mississippi Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Mississippi Power Company (a Mississippi corporation and a wholly owned subsidiary of Southern Company) as of December 31, 2001 and 2000, and the related statements of income, common stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 13-29) referred to above present fairly, in all material respects, the financial position of Mississippi Power Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

    As explained in Note 1 to the financial statements, effective January 1, 2001, Mississippi Power Company changed its method of accounting for derivative instruments and hedging activities.




/s/Arthur Andersen LLP
Atlanta, Georgia
February 13, 2002

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Mississippi Power Company 2001 Annual Report


RESULTS OF OPERATIONS

Earnings

Mississippi Power Company's 2001 net income after dividends on preferred stock of $63.9 million increased $8.9 million over 2000 earnings of $55.0 million, which were $0.2 million more than 1999 earnings of $54.8 million. Net income for 2001 was higher due to additional sales for resale primarily attributable to the commercial operation of the new Plant Daniel Combined Cycle Units 3 and 4 and lower interest expense.

Revenues

Operating revenues for the Company in 2001 and the changes from the prior year are as follows:
                                            Increase (Decrease)
                              Amount          From Prior Year
                              ------         ----------------
                               2001          2001          2000
                            ---------------------------------------
                                         (in thousands)
  Retail --
    Base Revenues             $284,255    $  (3,000)     $  (4,343)
    Fuel cost recovery
      and other                204,898       (6,398)        33,460
  -----------------------------------------------------------------
  Total retail                 489,153       (9,398)        29,117
  -----------------------------------------------------------------
  Sales for resale --
    Non-affiliates             204,623        58,692         14,927
    Affiliates                  85,652        57,737          8,469
  -----------------------------------------------------------------
  Total sales for resale       290,275       116,429         23,396
  Other operating
     revenues                   16,637         1,432          2,085
  -----------------------------------------------------------------
  Operating revenues          $796,065      $108,463       $ 54,598

  =================================================================
  Percent change                               15.8%          8.6%
  -----------------------------------------------------------------

    Total retail revenues for 2001 decreased approximately 1.9 percent when compared to 2000. The decrease resulted primarily from lower energy sales to residential, commercial, and industrial customers as a result of mild weather and a slowdown in manufacturing activity in the Company's service territory. Retail revenues for 2000 reflected a 6.2 percent increase over the prior year due to the continued growth in the service area, increased fuel revenues, and a positive weather impact.

    Fuel revenues generally represent the direct recovery of fuel expense including purchased power. Therefore, changes in recoverable fuel expenses are offset with corresponding changes in fuel revenues and have no effect on net income.

    Sales for resale to non-affiliates are influenced by those utilities' own customer demand, plant availability, and the cost of their predominant fuels. Included in sales for resale to non-affiliates are revenues from rural electric cooperative associations and municipalities located in southeastern Mississippi. Energy sales to these customers decreased 3.7 percent in 2001 and increased 10.9 percent in 2000, with the related revenues decreasing 2.4 percent and rising
10.8 percent, respectively. The customer demand experienced by these utilities is determined by factors very similar to those of the Company. Revenues from other sales outside the service area increased in 2001 when compared to 2000 as a result of a new long term contract made possible by the commercial operation of Plant Daniel Units 3 and 4.

    Energy sales to affiliated companies within the Southern Company electric system, as well as purchases, will vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales do not have a significant impact on earnings.

    Below is a breakdown of kilowatt-hour sales for 2001 and the percent change for the last two years:

                           2001               Percent Change
                       -------------    ---------------------------
                            KWH              2001         2000
                        (in millions)   ---------------------------
 Residential               2,163            (5.4)%         1.7%
 Commercial                2,841            (1.5)          1.3
 Industrial                4,276            (2.3)         (0.7)
 Other                        40            (0.3)          2.5
                       -------------
 Total retail              9,320            (2.8)          0.5
 Sales for
    Resale --
     Non-affiliates        5,011            36.4          12.9
     Affiliates            2,953           552.3         (16.2)
                       -------------
 Total                    17,284            26.0           2.8
 ==================================================================

    Residential sales decreased 5.4 percent due to unusually mild weather in the Company's service area. Commercial sales decreased 1.5 percent and industrial sales fell 2.3 percent due to an economic slowdown. Total retail kilowatt-hour sales increased slightly in 2000. This increase primarily resulted from the continued growth in the service area, increased tourism, and the positive impact of weather. Kilowatt-hour sales from outside the service area increased in 2001 when compared to 2000 as a result of a new contract made possible by the

Mississippi Power Company 2001 Annual Report


commercial operation of Plant Daniel Combined Cycle Units 3 and 4. Again, sales to affiliates will vary year to year depending on demand and cost of generating resources at each company.

Expenses

Total operating expenses were $663 million in 2001, reflecting an increase of $98 million or 17.4 percent over the prior year. The increase was due primarily to the commercial operation of Plant Daniel Combined Cycle Units 3 and 4. In 2000, total operating expenses increased by 10.1 percent over the prior year due primarily to higher fuel and purchased power expenses.

    Fuel costs are the single largest expense for the Company. Fuel expenses for 2001 and 2000 increased 45.4 percent and 10.7 percent, respectively. The increase for 2001 was due to increased generation especially from Plant Daniel Combined Cycle Units 3 and 4 and a higher average cost of fuel. The 2000 increase was due to increased generation and a higher average cost of fuel.

    In 2001, expenses related to purchased power from non-affiliates decreased
26.4 percent, while expenses related to purchased power from affiliates increased 5.7 percent which, in total, resulted in a 11.1 percent decrease when compared to 2000. This decrease in purchased power is primarily due to the commercial operation of Plant Daniel Combined Cycle Units 3 and 4 and the expiration of non-affiliated purchase power contracts in 2000. Sales and purchases among the Company and its affiliates will vary from period to period depending on demand and the availability and variable production cost of each generating unit in the Southern Company electric system.

    The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                        2001     2000      1999
                                    ----------------------------
Total generation
 (millions of kilowatt hours)         15,770   11,688    11,599
Sources of generation
 (percent) --
    Coal                                  59       83        81
    Gas                                   41       17        19
Average cost of fuel per net
 kilowatt-hour generated
         (cents) --                     1.89     1.80      1.65
----------------------------------------------------------------

    Other operation expenses increased 17.2 percent in 2001 primarily due to an increase in other production expenses due to the commercial operation of Plant Daniel Combined Cycle Units 3 and 4. In 2000, other operation expense decreased
8.2 percent primarily due to a decrease in administrative and general expenses. Maintenance expense in 2001 increased primarily due to the commercial operation of Plant Daniel Combined Cycle Units 3 and 4, while maintenance expense in 2000 increased primarily due to additional scheduled maintenance. Depreciation and amortization expense increased 7.6 percent in 2001 due to a growth in plant investment and the amortization of the Company's regulatory asset related to its Environmental Compliance Overview Plan (ECO Plan). In 2000, depreciation expense increased slightly due to growth in plant investment and new depreciation rates, which became effective January 2000.

    Taxes other than income taxes decreased 7.6 percent in 2001 due to reduced ad valorem taxes related to a change in the tax rate. These taxes increased 1.7 percent in 2000 due to higher municipal franchise taxes resulting from higher retail revenues. Interest on long-term debt decreased in 2001 as a result of lower interest rates on debt outstanding.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in utility plant with long economic lives. Conventional accounting for historical costs does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

General

The results of continuing operations for the past three years are not necessarily indicative of future earnings potential. The level of the Company's

Mississippi Power Company 2001 Annual Report


future earnings depends on numerous factors ranging from weather to energy sales growth to a less regulated and more competitive environment. Expenses are subject to constant review and cost control programs. The Company is also maximizing the utility of invested capital and minimizing the need for additional capital by refinancing outstanding obligations, managing the size of its fuel stockpile, raising generating plant availability and efficiency, and aggressively controlling its construction budget.

    The Company currently operates as a vertically integrated utility providing electricity to customers within its traditional service area located in southeastern Mississippi. Prices for electricity provided by the Company to retail customers are set by the Mississippi Public Service Commission (MPSC) under cost-based regulatory principles. The Federal Energy Regulatory Commission
(FERC) regulates the Company's wholesale rate schedules, power sales contracts, and transmission facilities.

    Operating revenues will be affected by any changes in rates under the Performance Evaluation Plan (PEP) -- the Company's performance based ratemaking plan -- and the ECO Plan. PEP has proven to be a stabilizing force on electric rates, with only moderate changes in rates taking place. The ECO Plan provides for recovery of costs (including costs of capital) associated with environmental projects approved by the MPSC, most of which are required to comply with Clean Air Act Amendments of 1990 (Clean Air Act) and the regulations thereunder. The ECO Plan is operated independently of PEP. Compliance costs related to the Clean Air Act could affect earnings if such costs cannot be recovered. The Company filed its 2001 ECO Plan in January 2001 which was approved, as filed, by the Mississippi PSC on March 7, 2001, and resulted in a slight increase in customer prices. The Company filed its 2002 ECO Plan in January 2002, which, if approved as filed, will result in a slight increase in rates. See Note 3 to the financial statements under "Litigation and Regulatory Matters" for additional information. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

    In August 2001, the Company filed a request with the MPSC for a retail rate increase of approximately $46 million. In order to consider the Company's request, the MPSC suspended the semi-annual evaluations under PEP. In December 2001, after a full investigation and hearing on the Company's request, the MPSC approved an increase of approximately $39 million, which took effect in January 2002. Additionally, the MPSC ordered the Company to reactivate the semi-annual evaluations under PEP, beginning in February 2003 for the year 2002. PEP will remain in effect until the MPSC modifies, suspends, or terminates the plan. The MPSC also set for hearing in 2002 a review of the return on equity models used in PEP in setting the Company's authorized return on equity. This proceeding will conclude in 2002, so that changes to the PEP return on equity models, if any, may be incorporated into the February 2003 PEP evaluation filing for the period ending December 31, 2002. The outcome of this matter and any future impact to the Company cannot now be determined.

    In February 2002, the Company reached an agreement with certain of its wholesale customers to increase its wholesale tariff rates effective June 2002. The agreement results in an annual increase of approximately $10.5 million and the adoption of an Energy Cost Management clause similar to the one approved by the Company's retail jurisdiction (see Note 1 to the financials). In addition, the Company and its customers agreed that neither party would seek a unilateral change to the new rates prior to December 31, 2003, except for changes due to the operation of the fuel adjustment and energy cost management clauses. The Company and its customers will file the agreement with the FERC for its approval. Though the FERC has accepted settlement agreements as filed in the past, the ultimate outcome of this matter before the FERC cannot now be determined.

    In accordance with Financial Accounting Standards Board (FASB) Statement No. 87, Employers' Accounting for Pensions, the Company recorded non-cash pension income of approximately $3.2 million in 2001. Future pension income is dependent on several factors including trust earnings and changes to the plan. For the Company, pension income is a component of the regulated rates and does not have a significant effect on net income. For more information, see Note 2 to the financial statements.

    The Company is involved in various matters being litigated. See Note 3 to the financial statements for information regarding material issues that could possibly affect future earnings.

Mississippi Power Company 2001 Annual Report


    Compliance costs related to current and future environmental laws, regulations, and litigation could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

    Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's service area. The Company anticipates somewhat slower growth in energy sales as the tourism industry stabilizes within its service area. In addition to tourism, the healthcare and retail trade sectors will provide most of the anticipated energy growth for the commercial class of customers, while shipbuilding, chemicals, and the U.S. government will provide much of the basis for anticipated growth in the industrial sector.

Industry Restructuring

The electric utility industry in the United States is continuing to evolve as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are affected by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers.

    Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in various stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry could radically change. In May 2000, the MPSC ordered that its docket reviewing restructuring of the electric industry in the State of Mississippi be suspended. The MPSC found that retail competition may not be in the public interest at this time, and ordered that no further formal hearings would be held on this subject. It found that the current regulatory structure produced reliable low cost power and "should not be changed without clear and convincing demonstration that change would be in the public interest." The MPSC will continue to monitor retail and wholesale restructuring activities throughout the United States and reserves its right to order further formal hearings on the matter should new evidence demonstrate that retail competition would be in the public interest and all customers could receive a reduction in the total cost of their electric service. If the MPSC decides to hold future restructuring hearings on this matter, enactment would require numerous issues to be resolved, including significant ones relating to recovery of any stranded investments, full cost recovery of energy produced, and other issues related to the energy crisis that occurred in California. As a result of that crisis, many states have either discontinued or delayed implementation of initiatives involving retail deregulation.

    Continuing to be a low-cost producer could provide significant opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, unless the Company remains a low-cost producer and provides quality service, the Company's energy sales growth could be limited, and this could significantly erode earnings.

    In December 1999, the FERC issued its final ruling on Regional Transmission Organizations (RTOs). The order encourages utilities owning transmission systems to form RTOs on a voluntary basis. Southern Company and its operating companies, including the Company, have submitted a series of status reports informing the FERC of progress toward the development of a Southeastern RTO. In these status reports, Southern Company explained that it is developing a for-profit RTO known as SeTrans with a number of non-jurisdictional cooperative and public power entities. Recently, Entergy Corporation and Cleco Power joined the SeTrans development process. In January 2002, the sponsors of SeTrans held a public meeting to form a Stakeholder Advisory Committee, which will participate in the development of the RTO. Southern Company continues to work with the other sponsors to develop the SeTrans RTO. While the creation of SeTrans is not expected to have a material impact on the Company's financial statements, the outcome of this matter cannot now be determined.

Mississippi Power Company 2001 Annual Report


Accounting Policies

Critical Policies

The Company's significant accounting policies are described in Note 1 to the financial statements. The Company's most critical accounting policy involves rate regulation. The Company is subject to the provisions of FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operation is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

    Additionally, the Company accounts for its lease agreement with Escatawpa Funding, Limited Partnership (Escatawpa) as an operating lease. Under this agreement, Escatawpa, a special purpose entity, is owner-lessor of the combined-cycle generating units at the Company's Plant Daniel. The Company does not consolidate this entity since parties unrelated to the Company have made substantive residual equity capital investments in excess of 3 percent. The FASB has recently issued a draft interpretation that addresses issues related to identifying and accounting for certain special purpose entities. One proposed change would increase the 3 percent outside equity requirement to 10 percent. This interpretation is in draft form; therefore, final conclusions may differ from the draft. However, a change to a ten percent equity requirement could result in the Company having to change its accounting for this lease agreement, including having to consolidate the leased asset and related debt. See Note 4 to the financial statements where the lease agreement and the Company's related obligations are discussed.

New Accounting Standards

Effective January 2001, the Company adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Statement No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement requires that certain derivative instruments be recorded in the balance sheet as either an asset or liability measured at fair value, and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. See
Note 1 to the financial statements under "Financial Instruments" for additional information. The impact on the Company's net income in 2001 was not material. An additional interpretation of Statement No. 133 will result in a change - effective April 1, 2002 - in accounting for certain contracts related to fuel supplies that contain quantity options. These contracts will be accounted for as derivatives and marked to market. However, due to the existence of the Company's cost-based fuel recovery clause, this change is not expected to have a material impact on net income.

   In June 2001, the FASB issued Statement No. 142, Goodwill and Other Intangible Assets, which establishes new accounting and reporting standards for acquired goodwill and other intangible assets and supersedes Accounting Principles Board Opinion No. 17. Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets -- but not those acquired in a business combination -- should be accounted for upon acquisition and on an ongoing basis. Goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, which are no longer limited to 40 years. The Company adopted Statement No.142 in January 2002 with no material impact on the financial statements.

   Also in June 2001, the FASB issued Statement No. 143, Asset Retirement Obligations, which establishes new accounting and reporting standards for legal obligations associated with retiring assets, including decommissioning of nuclear plants. The liability for an asset's future retirement must be recorded in the period in which the liability is incurred. The cost must be capitalized as part of the related long-lived asset and depreciated over the asset's useful life. Changes in the liability resulting from the passage of time will be recognized as operating expenses. Statement No. 143 must be adopted by January 1, 2003. The Company has not yet quantified the impact of adopting Statement No. 143 on its financial statements.


FINANCIAL CONDITION

Overview

The principal change in the Company's financial condition during 2001 was the addition of approximately $61 million to utility plant. Funding for these

Mississippi Power Company 2001 Annual Report


additions and other capital requirements were derived primarily from operations. The Statements of Cash Flows provide additional details.

Credit Rating Risk

The Company does not have any credit agreements that would require material changes in payment schedules or terminations as a result of a credit rating downgrade. There are certain fixed-price physical gas purchase contracts that could require collateral - but not accelerated payment - in the event of a credit rating change to below investment grade; however, at December 31, 2001, this exposure was immaterial.

Exposure to Market Risks

Due to cost-based rate regulations, the Company has limited exposure to market volatility in interest rates, commodity fuel prices, and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statements as incurred. At December 31, 2001, exposure from these activities was not material to the Company's financial statements. Also, based on the Company's overall variable rate long-term debt exposure at December 31, 2001, a near-term 100 basis point change in interest rates would not materially affect the Company's financial statements. Fair value of changes in energy trading contracts and year-end valuations are as follows:

                                                   Changes
                                               During the Year
                                           ----------------------
                                                 Fair Value
 ----------------------------------------------------------------
                                               (in thousands)
Contracts beginning of year                     $    112
Contracts realized or settled                       (101)
New contracts at inception                             -
Changes in valuation techniques                        -
Current period changes                            (3,841)
-----------------------------------------------------------------
Contracts end of year                           $ (3,830)
=================================================================

                                       Source of Year-End
                                        Valuation Prices
                              -----------------------------------
                                                   Maturity
                                 Total       --------------------
                               Fair Value    Year 1     1-3 Years
-----------------------------------------------------------------
                                         (in thousands)
-----------------------------------------------------------------
Actively quoted                 $(3,830)    $(3,517)    $ (313)
External sources                      -           -          -
Models and other  methods
                                      -           -          -
-----------------------------------------------------------------
Contracts end of year           $(3,830)    $(3,517)    $ (313)
=================================================================

    For additional information, see Note 1 to the financial statements under "Financial Instruments."

    In June 2001, the MPSC approved the Company's request to implement an Energy Cost Management Clause (ECM). ECM, among other things, allows the Company to utilize financial instruments to hedge its fuel commitments. Amounts paid or received as a result of the use of these instruments are recognized as fuel related expense and are recovered or credited through the ECM factor calculated annually and applied to customer billings. The Company records the fair value of these financial instruments (cash flow hedges) in its financial statements in accordance with FASB Statement No. 133 with a related regulatory asset or liability recorded under the provisions of FASB Statement No. 71.

    As of December 31, 2001, the Company had financial instruments related to natural gas commodity contracts that had a contract value of approximately $31 million and $30 million expiring in 2002 and 2003, respectively. The market values as of December 31, 2001 for these contracts were approximately $27 million and $30 million, respectively. The amounts settled and recognized in the financial statements for 2001 were not material. Currently, the Company does not have any fixed price natural gas commitments, either physical or financial, beyond 2003.

Sources of Capital

To meet short-term cash needs and contingencies, the Company had at December 31, 2001 approximately $18.9 million of cash and cash equivalents and approximately $114.5 million of unused committed credit agreements.

    The Company may also meet short-term cash needs through a Southern Company subsidiary organized to issue and sell commercial paper at the request and for the benefit of the Company and the other Southern Company operating companies.

Mississippi Power Company 2001 Annual Report


At December 31, 2001, the Company had outstanding $16 million of commercial paper.

    It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from sources similar to those used in the past. These sources were primarily the issuance of first mortgage bonds and preferred securities, in addition to pollution control revenue bonds issued for the Company's benefit by public authorities. The Company also utilized unsecured debt and lease arrangements in the past as well.

    The Company has no restrictions on the amounts of unsecured indebtedness it may incur. However, the Company is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are high enough to permit, at present interest rate levels, any foreseeable security sales. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.

Financing Activity

In May 2001, the Company received a $70 million capital contribution which was used to retire $35 million of 6.60 percent first mortgage bonds, $20 million of series C variable-rate senior notes, and $15 million in short term debt. The Company plans to continue, to the extent possible, a program to retire higher-cost debt and replace these securities with lower-cost capital. See the Statements of Cash Flows for further details.

    Composite financing rates decreased for the year 2001 when compared to 2000 and 1999. As of year-end, the composite rates were as follows:

                                   2001       2000      1999
                                -------------------------------
 Composite interest rate on
   long-term debt                 4.60%      6.41%     6.19%

 Composite preferred stock
   dividend rate                  6.33%      6.33%     6.33%

 Composite interest rate on
   preferred securities           7.75%      7.75%     7.75%
 --------------------------------------------------------------

Off-Balance Sheet Financing Arrangements

In 1999, the Company signed an Agreement for Lease and a Lease Agreement with Escatawpa. These agreements called for the Company to design and construct, as agent for Escatawpa, a 1,064 megawatt natural gas combined cycle facility at the Company's Plant Victor J. Daniel Facility (Facility). In May 2001, the Facility was completed and placed into commercial operation. Effective with commercial operation of the Facility, the initial 10-year lease term under its lease arrangement for the Facility with Escatawpa began. The completion cost was approximately $370 million. The lease provides for a residual value guarantee (approximately 71% of the completion cost) by the Company that is due upon termination of the lease in certain circumstances. The lease also includes purchase and renewal options. Upon termination of the lease, at the Company's option, the Company may either exercise its purchase option or the Facility can be sold to a third party. The Company expects that the fair market value of the leased Facility would substantially reduce or eliminate the Company's payment under the residual value guarantee. In 2001, the Company recognized approximately $18 million in lease expense. See Note 4 to the financial statements for additional information.

Capital Structure

At year-end 2001, the Company's ratio of common equity to total capitalization, excluding long-term debt due within one year, increased from 48.1 percent in 2000 to 62.1 percent. The Company plans to replace the long-term debt due within one year with new issues.

Capital Requirements for Construction

The Company's projected construction expenditures for the next three years total $241 million ($84 million in 2002, $72 million in 2003, and $85 million in 2004). The major emphasis within the construction program will be on the upgrade of existing facilities.

    Revisions to projected construction expenditures may be necessary because of factors such as changes in business conditions, revised load projections, the availability and cost of capital, changes in environmental regulations, and alternatives such as leasing.

Mississippi Power Company 2001 Annual Report


Other Capital Requirements

In addition to the funds required for the Company's construction program, approximately $115 million will be required by the end of 2003 for present sinking fund requirements and maturities of long-term debt. The Company plans to continue, when economically feasible, to retire higher cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

    These capital requirements, lease obligations, and purchase commitments - discussed in notes 4 and 8 to the financial statements - are as follows:

                               2002       2003        2004
 ----------------------------------------------------------
                                  (in thousands)
Bonds -
    First mortgage          $     -   $     -     $     -
    Pollution control            20        25          25
Notes                        80,000    35,000           -
Lease obligations            27,000    27,000      27,000
Purchase commitments
    Fuel                    225,000   188,000       7,000
    Purchased power               -         -           -
-----------------------------------------------------------

    At the beginning of 2002, the Company had not used any of its available credit arrangements. Credit arrangements are as follows:

                                           Expires
                               -----------------------------
 Total          Unused          2002          2003 & Beyond
------------------------------------------------------------
                         (in millions)
 $114.5         $114.5        $109.5             5.0
------------------------------------------------------------

Environmental Matters

On November 3, 1999, the Environmental Protection Agency (EPA), brought a civil action in the U.S. District Court against Alabama Power Company, Georgia Power Company, and the system service company. The complaint alleges violations of the New Source Review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The EPA concurrently issued to the operating companies a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously, and the Company's plants Watson and Greene County. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Savannah Electric, and the Company as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution control equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. The U.S. District Court in Georgia granted Alabama Power's motion to dismiss for lack of jurisdiction in Georgia and granted the system service company's motion to dismiss on the grounds that it neither owned nor operated the generating units involved in the proceedings. The court granted the EPA's motion to add Savannah Electric as a defendant, but it denied the motion to add Gulf Power and the Company based on lack of jurisdiction over those companies. The court directed the EPA to re-file its amended complaint limiting claims to those brought against Georgia Power and Savannah Electric. The EPA re-filed those claims as directed by the court. Also, the EPA re-filed its claims against Alabama Power in U.S. District Court in Alabama. It has not re-filed against Gulf Power, the system service company, or the Company.

     The Alabama Power, Georgia Power, and Savannah Electric cases have been stayed since the spring of 2001, pending a ruling by the U.S. Court of Appeals for the Eleventh Circuit in the appeal of a very similar New Source Review enforcement action against the Tennessee Valley Authority (TVA). The TVA case involves many of the same legal issues raised by the actions against Alabama Power, Georgia Power, and Savannah Electric. Because the outcome of the TVA case could have a significant adverse impact on Alabama Power and Georgia Power, both companies are parties to that case as well. The U.S. District Court in Alabama has indicated that it will revisit the issue of a continued stay in April 2002. The U.S. District Court in Georgia is currently considering a motion by the EPA to reopen the Georgia case. Georgia Power and Savannah Electric have opposed that motion.

     The Company believes that it complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was

Mississippi Power Company 2001 Annual Report


$25,000 per day. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows and possibly financial condition unless such costs can be recovered through regulated rates.

    In November 1990, the Clean Air Act Amendments of 1990 (Clean Air Act) were signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly affected Southern Company. Reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants were required in two phases. Phase I compliance began in 1995.

    Southern Company achieved Phase I compliance at its affected plants by primarily switching to low-sulfur coal and with some equipment upgrades. Construction expenditures for Phase I nitrogen oxide and sulfur dioxide emissions compliance totaled approximately $65 million for the Company.

    Phase II sulfur dioxide compliance was required in 2000. Southern Company used emission allowances and fuel switching to comply with Phase II requirements. Also, equipment to control nitrogen oxide emissions was installed on additional system fossil-fired units as necessary to meet Phase II limits and ozone non-attainment requirements for metropolitan Atlanta through 2000. Phase II compliance did not have a material impact on the Company.

    The Company's ECO Plan is designed to allow recovery of costs of compliance with the Clean Air Act, as well as other environmental statutes and regulations. The MPSC reviews environmental projects and the Company's environmental policy through the ECO Plan. Under the ECO Plan, any increase in the annual revenue requirement is limited to 2 percent of retail revenues. The Company's management believes that the ECO Plan provides for recovery of the Clean Air Act costs. See
Note 3 to the financial statements under "Environmental Compliance Overview Plan" for additional information.

    A significant portion of costs related to the acid rain and ozone non-attainment provisions of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

    In July 1997, the EPA revised the national ambient air quality standards for ozone and fine particulate matter. This revision made the standards significantly more stringent. In the subsequent litigation of these standards, the U.S. Supreme Court found the EPA's implementation program for the new ozone standard unlawful and remanded it to the EPA. In addition, the Federal District of Columbia Circuit Court of Appeals is considering other legal challenges to these standards. A court decision is expected in the spring of 2002. If the standards are eventually upheld, implementation could be required by 2007 to 2010.

    In September 1998, the EPA issued regional nitrogen oxide reduction rules to the states for implementation. Compliance is required by May 31, 2004 for most states including Alabama. For Georgia, further rulemaking was required, and proposed compliance was delayed until May 1, 2005. The final rules affect 21 states that do not include Mississippi. The EPA is presently evaluating whether or not to bring an additional 15 states including Mississippi, under this regional nitrogen oxide rule.

    In December 2000, having completed its utility studies for mercury and other hazardous air pollutants (HAPS), the EPA issued a determination that an emission control program for mercury and, perhaps, other HAPS is warranted. The program is being developed under the Maximum Achievable Control Technology provisions of the Clean Air Act, and the regulations are scheduled to be finalized by the end of 2004 with implementation to take place around 2007. In January 2001, the EPA proposed guidance for the determination of Best Available Retrofit Technology
(BART) emission controls under the Regional Haze Regulations. Installation of BART controls is expected to take place in 2010. Litigation of the Regional Haze Regulations, including the BART provisions, is ongoing in the Federal District of Columbia Circuit Court of Appeals. A court decision is expected in mid-2002.

    Implementation of the final state rules for these initiatives could require substantial further reductions in nitrogen oxide and sulfur dioxide and reductions in mercury and other HAPS emissions from fossil-fired generating facilities and other industries in these states. Additional compliance costs and capital expenditures resulting from the implementation of these rules and

Mississippi Power Company 2001 Annual Report


standards cannot be determined until the results of legal challenges are known, and the states have adopted their final rules.

    In October 1997, the EPA issued regulations setting forth requirements for Compliance Assurance Monitoring (CAM) in its state and federal operating permit programs. These regulations were amended by the EPA in March 2001 in response to a court order resolving challenges to the rules brought by environmental groups and industry. Generally, this rule affects the operation and maintenance of electrostatic precipitators and could involve significant additional ongoing expense.

    The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: control strategies to reduce regional haze; limits on pollutant discharges to impaired waters; cooling water intake restrictions; and hazardous waste disposal requirements. The impact of any new standards will depend on the development and implementation of applicable regulations.

    The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties currently or previously owned. Upon identifying potential sites, the Company conducts studies, when possible, to determine the extent of any required cleanup. Should remediation be determined to be probable, reasonable estimates of costs to clean up such sites are developed and recognized in the financial statements.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

    Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Cautionary Statement Regarding Forward-Looking
Information

This Annual Report includes forward-looking statements in addition to historical information. Forward-looking information includes, among other things, statements concerning projected sales growth and scheduled completion of new generation. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of these terms or other comparable terminology. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry and also changes in environmental and other laws and regulations to which the Company is subject, as well as changes in application of existing laws and regulations; current and future litigation, including the pending EPA civil action against the Company; the effects, extent and timing of the entry of additional competition in the markets of the Company; the impact of fluctuations in commodity prices, interest rates, and customer demand; state and federal rate regulations; political, legal, and economic conditions and developments in the United States; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to the Company; the effects of, and changes in, economic conditions in the areas in which the Company operates; the direct or indirect effects on the Company's business resulting from the terrorist incidents on September 11, 2001, or any similar such incidents or responses to such incidents; financial market conditions and the results of financing efforts; the timing and acceptance of the Company's new product and service offerings; the ability of the Company to obtain additional generating capacity at competitive prices; weather and other natural phenomena; and other factors discussed elsewhere herein and in other reports (including Form 10-K) filed from time to time by the Company with the Securities and Exchange Commission.

STATEMENTS OF INCOME
For the Years Ended December 31, 2001, 2000, and 1999
Mississippi Power Company 2001 Annual Report

--------------------------------------------------------------------------------------------------------------
                                                                2001                 2000                1999
--------------------------------------------------------------------------------------------------------------
                                                                          (in thousands)
Operating Revenues:
Retail sales                                                $489,153             $498,551            $469,434
Sales for resale --
  Non-affiliates                                             204,623              145,931             131,004
  Affiliates                                                  85,652               27,915              19,446
Other revenues                                                16,637               15,205              13,120
--------------------------------------------------------------------------------------------------------------
Total operating revenues                                     796,065              687,602             633,004
--------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
Fuel                                                         277,946              191,127             172,686
Purchased power --
  Non-affiliates                                              41,254               56,082              40,080
  Affiliates                                                  53,990               51,057              31,007
Other                                                        134,845              115,055             125,291
Maintenance                                                   56,153               52,750              47,085
Depreciation and amortization                                 54,077               50,275              49,206
Taxes other than income taxes                                 44,966               48,686              47,893
--------------------------------------------------------------------------------------------------------------
Total operating expenses                                     663,231              565,032             513,248
--------------------------------------------------------------------------------------------------------------
Operating Income                                             132,834              122,570             119,756
Other Income (Expense):
Interest income                                                  369                  347                 189
Other, net                                                      (532)                (647)              1,675
--------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                    132,671              122,270             121,620
--------------------------------------------------------------------------------------------------------------
Interest Expense and Other:
Interest expense, net                                         23,568               28,101              27,969
Distributions on preferred securities of subsidiary            2,712                2,712               2,712
--------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                         26,280               30,813              30,681
--------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                 106,391               91,457              90,939
Income taxes                                                  40,533               34,356              34,117
--------------------------------------------------------------------------------------------------------------
Earnings Before Cumulative Effect of                          65,858               57,101              56,822
   Accounting Change
Cumulative effect of accounting change--
  less income taxes of $43 thousand                               70                    -                   -
--------------------------------------------------------------------------------------------------------------
Net Income                                                    65,928               57,101              56,822
Dividends on Preferred Stock                                   2,041                2,129               2,013
--------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock               $ 63,887             $ 54,972            $ 54,809
==============================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2001, 2000, and 1999
Mississippi Power Company 2001 Annual Report

-----------------------------------------------------------------------------------------------------------------------
                                                                         2001                 2000                1999
-----------------------------------------------------------------------------------------------------------------------
                                                                                   (in thousands)
Operating Activities:
Net income                                                           $ 65,928             $ 57,101            $ 56,822
Adjustments to reconcile net income
 to net cash provided from operating activities --
      Depreciation and amortization                                    58,105               54,638              53,427
      Deferred income taxes and investment tax credits, net            (9,718)                 752              (4,143)
      Other, net                                                        2,441               (1,747)              5,531
      Changes in certain current assets and liabilities --
         Receivables, net                                              (7,796)              (3,231)            (39,304)
         Fossil fuel stock                                            (20,269)              14,577              (9,379)
         Materials and supplies                                        (1,529)              (1,056)             (1,903)
         Accounts payable                                              53,462                1,309               1,391
         Other                                                         11,251                2,952              14,206
-----------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                           151,875              125,295              76,648
-----------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                              (61,193)             (81,211)            (75,888)
Other                                                                  (2,988)              (9,153)              1,009
-----------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                (64,181)             (90,364)            (74,879)
-----------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                             (40,027)              (1,500)             44,500
Proceeds --
   Other long-term debt                                                     -              100,000              59,400
   Capital contributions from parent company                           73,095               12,659               2,028
Retirements --
   First mortgage bonds                                               (36,000)                   -                   -
   Other long-term debt                                               (21,021)             (81,405)            (50,456)
   Preferred stock                                                          -                    -                   -
Payment of preferred stock dividends                                   (2,041)              (2,129)             (2,013)
Payment of common stock dividends                                     (50,200)             (54,700)            (56,100)
Other                                                                     (81)                (498)               (282)
-----------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                (76,275)             (27,573)             (2,923)
-----------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                11,419                7,358              (1,154)
Cash and Cash Equivalents at Beginning of Period                        7,531                  173               1,327
-----------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                           $ 18,950              $ 7,531                $173
=======================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the period for --
   Interest (net of amount capitalized)                               $28,126              $30,570             $25,486
   Income taxes (net of refunds)                                       45,761               33,276              39,729
-----------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.

BALANCE SHEETS
At December 31, 2001 and 2000
Mississippi Power Company 2001 Annual Report

-------------------------------------------------------------------------------------------------------------------------
Assets                                                                                     2001                     2000
-------------------------------------------------------------------------------------------------------------------------
                                                                                                  (in thousands)
Current Assets:
Cash and cash equivalents                                                            $   18,950               $    7,531
Receivables --
  Customer accounts receivable                                                           63,286                   72,064
  Other accounts and notes receivable                                                    26,068                   21,843
  Affiliated companies                                                                   22,569                   10,071
  Accumulated provision for uncollectible accounts                                         (856)                    (571)
Fossil fuel stock, at average cost                                                       31,489                   11,220
Materials and supplies, at average cost                                                  23,223                   21,694
Other                                                                                    16,002                    8,320
-------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                    200,731                  152,172
-------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service                                                                            1,741,499                1,665,879
Less accumulated provision for depreciation                                             698,681                  652,891
-------------------------------------------------------------------------------------------------------------------------
                                                                                      1,042,818                1,012,988
Construction work in progress                                                            38,253                   60,951
-------------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                                                  1,081,071                1,073,939
-------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                            1,900                    2,268
-------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                                                 13,394                   13,860
Prepaid pension costs                                                                     4,501                      434
Debt expense, being amortized                                                             4,396                    4,628
Premium on reacquired debt, being amortized                                               6,719                    7,168
Other                                                                                    20,821                   14,312
-------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                                  49,831                   40,402
-------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                         $1,333,533               $1,268,781
=========================================================================================================================
The accompanying notes are an integral part of these balance sheets.


BALANCE SHEETS
At December 31, 2001 and 2000
Mississippi Power Company 2001 Annual Report

-----------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholder's Equity                                                     2001                     2000
-----------------------------------------------------------------------------------------------------------------------
                                                                                                (in thousands)
Current Liabilities:
Securities due within one year                                                       $  80,020               $       20
Notes payable                                                                           15,973                   56,000
Accounts payable --
  Affiliated                                                                             6,175                   10,715
  Other                                                                                105,834                   48,146
Customer deposits                                                                        6,540                    5,274
Taxes accrued --
  Income taxes                                                                          14,981                    8,769
  Other                                                                                 35,282                   36,799
Interest accrued                                                                         5,079                    4,482
Vacation pay accrued                                                                     5,810                    5,701
Other                                                                                   11,483                    6,473
-----------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                              287,177                  182,379
-----------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                                           233,753                  370,511
-----------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                                      138,913                  139,909
Deferred credits related to income taxes                                                23,626                   25,603
Accumulated deferred investment tax credits                                             22,268                   23,481
Employee benefits provisions                                                            31,041                   28,911
Workforce reduction plan                                                                 8,263                    9,734
Other                                                                                   30,003                   16,546
-----------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                                           254,114                  244,184
-----------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
  securities of subsidiary trust holding company junior
  subordinated notes (See accompanying statements)                                      35,000                   35,000
-----------------------------------------------------------------------------------------------------------------------
Preferred stock (See accompanying statements)                                           31,809                   31,809
-----------------------------------------------------------------------------------------------------------------------
Common stockholder's equity (See accompanying statements)                              491,680                  404,898
-----------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                                          $1,333,533               $1,268,781
=======================================================================================================================
The accompanying notes are an integral part of these balance sheets.


STATEMENTS OF CAPITALIZATION
At December 31, 2001 and 2000
Mississippi Power Company 2001 Annual Report

-----------------------------------------------------------------------------------------------------------------------------
                                                                   2001              2000             2001              2000
-----------------------------------------------------------------------------------------------------------------------------
                                                                        (in thousands)                (percent of total)
Long-Term Debt:
First mortgage bonds --
       Maturity                           Interest Rates
       --------                           -------------
       June 1, 2023                       7.45%                $ 34,000          $ 35,000
       March 1, 2004                      6.60%                       -            35,000
       December 1, 2025                   6.875%                 30,000            30,000
-----------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                       64,000           100,000
-----------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
       6.05% due May 1, 2003                                     35,000            35,000
       6.75% due June 30, 2038                                   52,178            53,179
       Adjustable rates (2.0056% at 1/1/02)
       due 2000-2002                                             80,000           100,000
-----------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                   167,178           188,179
-----------------------------------------------------------------------------------------------------------------------------
Other long-term debt --
     Pollution control revenue bonds --
       Collateralized:
        5.65% to 5.80% due 2007-2023                             26,745            26,765
      Non-collateralized:
        Variable rates (1.90% to 2.00% at 1/1/02)
         due 2020-2028                                           56,820            56,820
-----------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                       83,565            83,585
-----------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                           (970)           (1,233)
-----------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
requirement -- $14.5 million)                                   313,773           370,531
Less amount due within one year                                  80,020                20
-----------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year            $233,753          $370,511            29.5%             43.9%
-----------------------------------------------------------------------------------------------------------------------------


STATEMENTS OF CAPITALIZATION (continued)
At December 31, 2001 and 2000
Mississippi Power Company 2001 Annual Report

-----------------------------------------------------------------------------------------------------------------------------
                                                                   2001              2000             2001              2000
-----------------------------------------------------------------------------------------------------------------------------
                                                                         (in thousands)               (percent of total)
Company Obligated Mandatorily
  Redeemable Preferred Securities:(Note 8)
$25 liquidation value --
  7.75%                                                        $ 35,000          $ 35,000
-----------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $2.7 million)          35,000            35,000              4.4               4.2
-----------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$100 par value
  4.40% to 7.00%                                                 31,809            31,809
-----------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $2.0 million)              31,809            31,809              4.0               3.8
-----------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity:
Common stock, without par value --
  Authorized  - 1,130,000 shares
  Outstanding - 1,121,000 shares in 2001 and 2000                37,691            37,691
  Paid-in capital                                               267,256           194,161
  Premium on preferred stock                                        326               326
Retained earnings                                               186,407           172,720
-----------------------------------------------------------------------------------------------------------------------------
Total common stockholder's equity                               491,680           404,898             62.1              48.1
-----------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                           $792,242          $842,218           100.0%            100.0%
=============================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF COMMON STOCKHOLDER'S EQUITY
For the Years Ended December 31, 2001, 2000, and 1999
Mississippi Power Company 2001 Annual Report

---------------------------------------------------------------------------------------------------------------------------
                                                                               Premium on
                                                    Common         Paid-In      Preferred      Retained
                                                     Stock         Capital        Stock        Earnings          Total
---------------------------------------------------------------------------------------------------------------------------
                                                                             (in thousands)

Balance at January 1, 1999                          $37,691        $179,474          $326        $173,740         $391,231
Net income after dividends on preferred stock             -               -             -          54,809           54,809
Capital contributions from parent company                 -           2,028             -               -            2,028
Cash dividends on common stock                            -               -             -         (56,100)         (56,100)
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                         37,691         181,502           326         172,449          391,968
Net income after dividends on preferred stock             -               -             -          54,972           54,972
Capital contributions from parent company                 -          12,659             -               -           12,659
Cash dividends on common stock                            -               -             -         (54,700)         (54,700)
Other                                                     -               -             -              (1)              (1)
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                         37,691         194,161           326         172,720          404,898
Net income after dividends on preferred stock             -               -             -          63,887           63,887
Capital contributions from parent company                 -          73,095             -               -           73,095
Cash dividends on common stock                            -               -             -         (50,200)         (50,200)
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001                        $37,691        $267,256          $326        $186,407         $491,680
===========================================================================================================================
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Mississippi Power Company 2001 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Mississippi Power Company is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, a system service company, Southern Communications Services (Southern LINC), Southern Nuclear Operating Company (Southern Nuclear), Southern Power Company (Southern Power), and other direct and indirect subsidiaries. The operating companies -- Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company -- provide electric service in four southeastern states. Contracts among the operating companies -- related to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission. The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Power was established in 2001 to construct, own, and manage Southern Company's competitive generation assets and sell electricity at market-based rates in the wholesale market.

    Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both the Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company is also subject to regulation by the FERC and the Mississippi Public Service Commission (MPSC). The Company follows accounting principles generally accepted in the United States and complies with the accounting policies and practices prescribed by the respective commissions. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates, and the actual results may differ from those estimates.

    Prior years' data presented in the financial statements have been reclassified to conform with the current year presentation.

Affiliate Transactions

The Company has an agreement with the system service company under which the following services are rendered to the Company at cost: general and design engineering, purchasing, accounting and statistical, finance and treasury, tax, information resources, marketing, auditing, insurance and pension administration, human resources, systems and procedures, and other services with respect to business and operations and power pool operations. Costs for these services amounted to $44.1 million, $46.2 million, and $45.5 million during 2001, 2000, and 1999, respectively.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to the following:

                                             2001         2000
                                       -------------------------
                                             (in thousands)
Deferred income tax charges              $ 13,394     $ 13,860
Vacation pay                                5,810        5,701
Premium on reacquired debt                  6,719        7,168
Fuel commitments                            4,328            -
Property damage reserve                    (4,044)      (3,519)
Deferred income tax credits               (23,626)     (25,603)
Other, net                                 (1,066)        (505)
----------------------------------------------------------------
Total                                    $  1,515     $ (2,898)
================================================================

Mississippi Power Company 2001 Annual Report


    In the event that a portion of the Company's operations is no longer subject to the provisions of FASB Statement No. 71, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Fuel Costs

The Company currently operates as a vertically integrated utility providing electricity to retail customers within its traditional service area located within the state of Mississippi and to wholesale customers in the Southeast.

    Revenues are recognized as services are rendered. Unbilled revenues are accrued at the end of each fiscal period. The Company's retail and wholesale rates include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. Retail rates also include provisions to adjust billings for fluctuations in costs for ad valorem taxes, certain qualifying environmental costs, and energy cost management activities. Revenues are adjusted for differences between actual allowable amounts and the amounts included in rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts continued to average less than 1 percent of revenues.

Depreciation

Depreciation of the original cost of plant in service is provided primarily by using composite straight-line rates, which approximated 3.5 percent in 2001, 3.5 percent in 2000, and 3.3 percent in 1999. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its original cost -- together with the cost of removal, less salvage -- is charged to accumulated depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of removal of facilities.

Income Taxes

The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Property, Plant, and Equipment

Property, plant, and equipment is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction, if applicable. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense except for the maintenance of coal cars and a portion of the railway track maintenance, which are charged to fuel stock. The cost of replacements of property -- exclusive of minor items of property -- is capitalized.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

Effective January 2001, the Company adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The 2001 impact on net income was immaterial. The Company uses derivative financial instruments to hedge exposure to fluctuations in interest rates and certain commodity prices. Gains and losses on qualifying hedges are deferred and recognized either as income or as an adjustment to the carrying amount of the hedged item when the transaction occurs. The Company is exposed to losses related to financial instruments in the event of counterparties' nonperformance. The Company has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate the Company's exposure to counterparty credit risk.

    The Company and its affiliates, through the system service company acting as their agent, enters into commodity related forward and option contracts to limit

Mississippi Power Company 2001 Annual Report


exposure to changing prices on certain fuel purchases and electricity purchases and sales. Substantially all of these bulk energy purchases and sales contracts meet the definition of a derivative under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. In many cases, these fuel and electricity contracts qualify for normal purchase and sale exceptions under Statement No. 133 and are accounted for under the accrual method. Other contracts qualify as cash flow hedges of anticipated transactions, resulting in the deferral of related gains and losses, and are recorded in other comprehensive income until the hedged transactions occur. Any ineffectiveness is recognized currently in net income. Contracts that do not qualify for the normal purchase and sale exception and that do not meet the hedge requirements are marked to market through current period income.

    In June 2001, the MPSC approved the Company's request to implement an Energy Cost Management Clause (ECM). ECM, among other things, allows the Company to utilize financial instruments that are used to hedge its fuel commitments. Amounts paid or received as a result of financial settlement of these instruments are classified as fuel expense and are included in the ECM factor applied to customer billings. The Company records the fair value of these financial instruments (cash flow hedges) in its financial statements in accordance with FASB Statement No. 133 with a related regulatory asset or liability recorded under the provisions of FASB Statement No. 71.

    As of December 31, 2001, the Company had financial instruments related to natural gas commodity contracts that had a contract value of approximately $31 million and $30 million expiring in 2002 and 2003, respectively. The market values as of December 31, 2001 for these contracts were approximately $27 million and $30 million, respectively. The amounts settled and recognized in the financial statements for 2001 were not material. Currently, the Company does not have any fixed price natural gas commitments, either physical or financial, beyond 2003.

    The Company's other financial instruments for which the carrying amount did not equal fair value at December 31 were as follows:

                                      Carrying        Fair
                                       Amount        Value
                                   ---------------------------
                                           (in millions)
Long-term debt:
 At December 31, 2001                   $314          $309
 At December 31, 2000                   $371          $362
Capital trust preferred
  securities:
 At December 31, 2001                   $ 35          $ 35
 At December 31, 2000                   $ 35          $ 34
--------------------------------------------------------------

    The fair values for long-term debt and preferred securities were based on either closing market price or closing price of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when used or installed.

Provision for Property Damage

The Company is self-insured for the cost of storm, fire, and other uninsured casualty damage to its property, including transmission and distribution facilities. As permitted by regulatory authorities, the Company accrues for the cost of such damage by charging expense and crediting an accumulated provision. The cost of repairing damage resulting from such events that individually exceed $50 thousand is charged to the accumulated provision. In 1999, an order from the MPSC increased the maximum Property Damage Reserve from $18 million to $23 million and allows an annual accrual of up to $4.6 million. In 2001, the Company provided for such costs by charges to income of $2.5 million. In 2000 and 1999, the Company provided for such costs by charges to income of $3.5 million and $4.4 million, respectively. As of December 31, 2001, the accumulated provision amounted to $4.0 million.

2.  RETIREMENT BENEFITS

The Company has a defined benefit, trusteed, pension plan that covers substantially all employees. The Company provides certain medical care and life insurance benefits for retired employees. Substantially all these employees may become eligible for such benefits when they retire. The Company funds trusts to

Mississippi Power Company 2001 Annual Report


the extent deductible under federal income tax regulations or the extent required by regulatory authorities. In late 2000, the Company adopted several pension and postretirement benefits plan changes that had the effect of increasing benefits to both current and future retirees. The measurement date for plan assets and obligations is September 30 for each year.

Pension Plan

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                                    Projected
                                               Benefit Obligations
                                           --------------------------
                                                2001         2000
---------------------------------------------------------------------
                                                 (in thousands)
Balance at beginning of year                  $154,411      $148,657
Service cost                                     4,797         4,357
Interest cost                                   11,817        10,912
Benefits paid                                   (8,456)       (8,169)
Actuarial gain and employee
    transfers                                    1,268        (1,646)
Amendments                                       8,406           300
Other                                              (76)            -
---------------------------------------------------------------------
Balance at end of year                        $172,167      $154,411
=====================================================================

                                                   Plan Assets
                                           --------------------------
                                                2001         2000
---------------------------------------------------------------------
                                                 (in thousands)
Balance at beginning of year                  $256,648      $221,487
Actual return on plan assets                   (37,214)       39,737
Benefits paid                                   (7,850)       (7,593)
Employee transfers                                 (38)        3,017
---------------------------------------------------------------------
Balance at end of year                        $211,546      $256,648
=====================================================================

    The accrued pension costs recognized in the Balance Sheets were as follows:


                                               2001          2000
---------------------------------------------------------------------
                                                 (in thousands)
Funded status                                $  39,379    $ 102,238
Unrecognized transition obligation              (2,716)      (3,253)
Unrecognized prior service cost                 13,656        6,298
Unrecognized net gain                          (45,818)    (104,849)
---------------------------------------------------------------------
Prepaid asset recognized in the
    Balance Sheets                           $   4,501    $     434
=====================================================================

    Components of the pension plans' net periodic cost were as follows:

                               2001        2000         1999
---------------------------------------------------------------
                                      (in thousands)
Service Cost                 $  4,797    $  4,357     $  4,501
Interest cost                  11,818      10,912       10,025
Expected return on
    plan assets               (17,328)    (15,910)     (14,681)
Recognized net gain            (3,012)     (2,577)      (1,670)
Net amortization                  511          76           76
---------------------------------------------------------------
Net pension income           $ (3,214)   $ (3,142)    $ (1,749)
===============================================================

Postretirement Benefits

Changes during the year in the accumulated benefit obligations and in the fair value of plan assets were as follows:

                                             Accumulated
                                         Benefit Obligations
                                     ---------------------------
                                          2001          2000
----------------------------------------------------------------
                                            (in thousands)
Balance at beginning of year            $44,952       $45,390
Service cost                                922           830
Interest cost                             3,411         3,309
Benefits paid                            (2,918)       (2,628)
Actuarial gain and
    employee transfers                    3,256        (1,949)
Amendments                                1,900             -
 ----------------------------------------------------------------
Balance at end of year                  $51,523       $44,952
================================================================

                                             Plan Assets
                                     ---------------------------
                                          2001          2000
----------------------------------------------------------------
                                            (in thousands)
Balance at beginning of year            $17,843       $14,998
Actual return on plan assets             (1,888)        2,511
Employer contributions                    3,232         2,961
Benefits paid                            (2,918)       (2,627)
----------------------------------------------------------------
Balance at end of year                  $16,269       $17,843
================================================================

Mississippi Power Company 2001 Annual Report


    The accrued postretirement costs recognized in the Balance Sheets were as follows:

                                               2001        2000
------------------------------------------------------------------
                                                (in thousands)
Funded status                                $(35,254)   $(27,109)
Unrecognized transition obligation              3,928       4,275
Unrecognized prior service cost                 1,821           -
Unrecognized net gain                             (40)     (6,632)
Fourth quarter contributions                    1,268       1,065
------------------------------------------------------------------
Accrued liability recognized in the
    Balance Sheets                           $(28,277)   $(28,401)
==================================================================

    Components of the postretirement plans' net periodic cost were as follows:

                                   2001        2000        1999
------------------------------------------------------------------
                                          (in thousands)
Service cost                    $    922    $    830    $    981
Interest cost                      3,411       3,309       3,105
Expected return on
    plan assets                   (1,409)     (1,235)    $(1,100)
Transition obligation                346         346         346
Prior service cost                    80           -           -
Recognized net loss                  (38)          -           -
------------------------------------------------------------------
Net postretirement cost         $  3,312    $  3,250    $  3,332
==================================================================

    The weighted average rates assumed in the actuarial calculations for both the pension plans and postretirement benefits plan were:

                                               2001       2000
 ---------------------------------------------------------------
 Discount                                      7.50%      7.50%
 Annual salary increase                        5.00       5.00
 Long-term return on plan assets               8.50       8.50
 ---------------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 9.25 percent for 2001, decreasing gradually to 5.25 percent through the year 2010 and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 2001 as follows:

                                       1 Percent      1 Percent
                                        Increase      Decrease
-----------------------------------------------------------------
                                            (in thousands)
Benefit obligation                       $4,037         $3,551
Service and interest costs                  314            273
-----------------------------------------------------------------

Employee Savings Plan

The Company also sponsors a 401(k) defined contribution plan covering substantially all employees. The Company provides a 75 percent matching contribution up to 6 percent of an employee's base salary. Total matching contributions made to the plan for the years 2001, 2000, and 1999 were $2.5 million, $2.3 million, and $2.2 million, respectively.

3. LITIGATION AND REGULATORY MATTERS

General

The Company is subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's financial condition.

Environmental Litigation

On November 3, 1999, the Environmental Protection Agency (EPA) brought a civil action in the U.S. District Court in Georgia against Alabama Power, Georgia Power and the system service company. The complaint alleges violations of the New Source Review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day.

     The EPA concurrently issued to the operating companies a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously, and the Company's plants Watson and Greene County. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation and to add Gulf Power, Savannah

Mississippi Power Company 2001 Annual Report


Electric and the Company as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution control equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. The U.S. District Court in Georgia granted Alabama Power's motion to dismiss for lack of jurisdiction and granted the system service company's motion to dismiss on the grounds that it neither owned nor operated the generating units involved in the proceedings. The court granted the EPA's motion to add Savannah Electric as a defendant, but it denied the motion to add Gulf Power and the Company based on lack of jurisdiction over those companies. The court directed the EPA to re-file its amended complaint limiting claims to those brought against Georgia Power and Savannah Electric. The EPA re-filed those claims as directed by the court. Also, the EPA re-filed its claims against Alabama Power in U.S. District Court in Alabama. It has not re-filed against Gulf Power, the system service company, or the Company.

     The Alabama Power, Georgia Power, and Savannah Electric cases have been stayed since the spring of 2001, pending a ruling by the U.S. Court of Appeals for the Eleventh Circuit in the appeal of a very similar New Source Review enforcement action against the Tennessee Valley Authority (TVA). The TVA case involves many of the same legal issues raised by the actions against Alabama Power, Georgia Power, and Savannah Electric. Because the outcome of the TVA case could have a significant adverse impact on Alabama Power and Georgia Power, both companies are parties to that case as well. The U.S. District Court in Alabama has indicated that it will revisit the issue of a continued stay in April 2002. The U.S. District Court in Georgia is currently considering a motion by the EPA to reopen the Georgia case. Georgia Power and Savannah Electric have opposed that motion.

     The Company believes that it complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and could possibly require payment of substantial penalties. This could affect future results of operations, cash flows and possibly financial condition unless such costs can be recovered through regulated rates.

Retail Rate Adjustment Plans

The Company's retail base rates are set under a Performance Evaluation Plan
(PEP) approved by the MPSC in 1994. PEP was designed with the objective that the plan would reduce the impact of rate changes on the customer and provide incentives for the Company to keep customer prices low. PEP includes a mechanism for rate adjustments based on the Company's ability to maintain low rates for customers and on the Company's performance as measured by three indicators that emphasize price and service to the customer. PEP provides for semiannual evaluations of the Company's performance-based return on investment. Any change in rates is limited to 2 percent of retail revenues per evaluation period.

     In August 2001, the Company filed a request with the MPSC for a retail rate increase of approximately $46 million. In order to consider the Company's request, the MPSC suspended the semi-annual evaluations under PEP. In December 2001, after a full investigation and hearing on the Company's request, the MPSC approved an increase of approximately $39 million, which took effect in January 2002. Additionally, the MPSC ordered the Company to reactivate the semi-annual evaluations under PEP, beginning in February 2003 for the year 2002. PEP will remain in effect until the MPSC modifies, suspends, or terminates the plan. The MPSC also set for hearing in 2002 a review of the return on equity models used in PEP in setting the Company's authorized return on equity. This proceeding will conclude in 2002, so that changes to the PEP return on equity models, if any, may be incorporated into the February 2003 PEP evaluation filing for the period ending December 31, 2002. The outcome of this matter and any future impact to the Company cannot now be determined.

Environmental Compliance Overview Plan

The MPSC approved the Company's Environmental Compliance Overview Plan (ECO
Plan) in 1992. The ECO Plan establishes procedures to facilitate the MPSC's overview of the Company's environmental strategy and provides for recovery of costs (including costs of capital) associated with environmental projects approved by the MPSC. Under the ECO Plan, any increase in the annual revenue

Mississippi Power Company 2001 Annual Report


requirement is limited to 2 percent of retail revenues. However, the ECO Plan also provides for carryover of any amount over the 2 percent limit into the next year's revenue requirement. The Company conducts studies, when possible, to determine the extent of any required environmental remediation. Should such remediation be determined to be probable, reasonable estimates of costs to clean up such sites are developed and recognized in the financial statements. The Company recovers such costs under the ECO Plan as they are incurred, as provided for in the Company's 1995 ECO Plan Order. The Company filed its 2002 ECO Plan in January, which, if approved as filed, will result in a slight increase in customer prices.

Approval for New Capacity

In January 1998, the Company was granted a Certificate of Public Convenience and Necessity by the MPSC to build approximately 1,064 megawatts of combined cycle generation at the Company's Plant Daniel site, to be placed in service by June 2001. In December 1998, the Company requested approval to transfer the ownership rights under the certificate to Escatawpa Funding, Limited Partnership (Escatawpa), which will lease the facility to the Company (see Note 4, Commitments). In September 2000, the Company and the Mississippi Public Utilities Staff entered, and the MPSC in October 2000 approved, a new stipulation that modifies a January 1999 stipulation and order covering cost allocation. The 1999 stipulation and MPSC order would have excluded the new capacity from retail rate base and would have assigned the Company's existing generating facilities entirely to the retail jurisdiction. The new stipulation and MPSC order allocates a pro-rata share of the new capacity along with the Company's existing generating capacity to the retail jurisdiction. The Company's 2001 retail rate case reflected this methodology and the MPSC's December 2001 order on the retail rate case filing approved the Company's cost allocations.

4.  COMMITMENTS

Construction Program

The Company is engaged in continuous construction programs, the costs of which are currently estimated to total $84 million in 2002, $72 million in 2003, and $85 million in 2004. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment and materials; and cost of capital. Significant construction will continue related to transmission and distribution facilities, and the upgrading of generating plants.

Lease Agreements

In 1989, the Company entered into a twenty-two year operating lease agreement for the use of 495 aluminum railcars. In 1994, a second lease agreement for the use of 250 additional aluminum railcars was also entered into for twenty-two years. The Company has the option to purchase the 745 railcars at the greater of lease termination value or fair market value, or to renew the leases at the end of the lease term. Both of these leases were for the transport of coal to Plant Daniel.

    Gulf Power, as joint owner of Plant Daniel Units 1 and 2, is responsible for one half of the lease cost. The Company's share (50%) of the leases, charged to fuel stock, was $1.9 million in 2001, $2.1 million in 2000, and $2.8 million in 1999. The Company's annual lease payments for 2002 through 2006 will average approximately $2.0 million and after 2006, lease payments total in aggregate approximately $12 million.

    In 1999, the Company signed an Agreement for Lease and a Lease Agreement with Escatawpa Funding, Limited Partnership (Escatawpa). These agreements called for the Company to design and construct, as agent for Escatawpa, a 1,064 megawatt natural gas combined cycle facility at the Company's Plant Victor J. Daniel Facility (Facility). In May 2001, the Facility was completed and placed into commercial operation. Effective with commercial operation of the Facility at Plant Daniel, the initial 10-year lease term under its lease arrangement for the Facility with Escatawpa began. The completion cost was approximately $370 million. The lease provides for a residual value guarantee (approximately 71% of the completion cost) by the Company that is due upon termination of the lease in certain circumstances. The lease also includes a purchase and renewal option. Upon termination of the lease, at the Company's option, the Company may either exercise its purchase option or the Facility can be sold to a third party. The Company expects that the fair market value of the leased Facility would

Mississippi Power Company 2001 Annual Report


substantially reduce or eliminate the Company's payment under the residual value guarantee. In 2001, the Company recognized approximately $18 million in lease expense. The Company estimates that its annual amount of future minimum operating lease payments, exclusive of any payment related to the residual value guarantee, as of December 31, 2001, were as follows:

Year                                          Lease Payments
----                                          --------------
                                               (in millions)
2002                                               $26.4
2003                                                25.5
2004                                                25.2
2005                                                25.0
2006                                                24.7
2007 and thereafter                                143.0
----------------------------------------------------------
Total commitments                                 $269.8
==========================================================

Fuel

To supply a portion of the fuel requirements of its generating plants, the Company has entered into various long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum production levels, and other financial commitments. In addition, the Company utilizes financial instruments to eliminated price volatility. Total estimated fixed-price obligations at December 31, 2001, were as follows:

Year                                               Fuel
----                                               ----
                                               (in millions)
2002                                               $225
2003                                                188
2004                                                  7
2005                                                  7
2006                                                  7
2007 and thereafter                                  86
----------------------------------------------------------
Total commitments                                  $520
==========================================================

    In addition, the system service company acts as agent for the five operating companies and Southern Power with regard to natural gas purchases. Natural gas purchases (in dollars) are based on various indices at the actual time of delivery; therefore, only the volume commitments are firm. The Company's committed volumes allocated based on usage projections, as of December 31, 2001 are as follows:


Year                                            Natural Gas
----                                            -----------
                                                  (MMBtu)
2002                                             40,345,416
2003                                             39,723,953
2004                                             22,521,216
2005                                             11,161,628
2006                                              8,044,570
2007 and thereafter                               2,981,474
------------------------------------------------------------
Total commitments                               124,778,257
============================================================

    Additional commitments for fuel will be required in the future to supply the Company's fuel needs.

5.  JOINT OWNERSHIP AGREEMENTS

The Company and Alabama Power own as tenants in common Units 1 and 2 at Plant Greene County located in Alabama. Additionally, the Company and Gulf Power own as tenants in common Units 1 and 2 at Plant Daniel located in Mississippi.

    At December 31, 2001, the Company's percentage ownership and investment in these jointly owned facilities were as follows:

                                        Company's
    Generating       Total    Percent     Gross       Accumulated
       Plant       Capacity  Ownership  Investment   Depreciation
       -----       --------  ---------  ----------   ------------
                  (Megawatts)               (in thousands)
 Greene County
  Units 1 and 2       500       40%     $ 65,486       $ 35,116

 Daniel
  Units 1 and 2     1,000       50%     $236,979       $116,766
 --------------------------------------------------------------

    The Company's share of plant operating expenses is included in the corresponding operating expenses in the Statements of Income.

 6. LONG-TERM CAPACITY SALES AND LEASE
    AGREEMENTS

The Company and the other operating companies of Southern Company have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The Company's capacity revenues under these agreements were not material during the periods reported.

Mississippi Power Company 2001 Annual Report


    In 1984, the Company and Entergy Corp. (formerly Gulf States Utilities) entered into a 40-year transmission facilities agreement whereby Entergy began paying a use fee to the Company covering all expenses relative to ownership and operation and maintenance of a 500 kV line, including amortization of its original $57 million cost. For the three years ended 2001, use fees collected under this agreement, net of related expenses, amounted to approximately $2.7 million each year and are included within Other Income in the Statements of Income.

    During 2000, the Company entered into a 10-year capacity lease that began in mid 2001. The minimum capacity lease revenue that the Company will receive will average approximately $21 million per year over the 10-year period. Capacity revenues for 2001 were approximately $12.3 million and were classified as sales for resale in the financial statements.

7.  INCOME TAXES

At December 31, 2001, the tax-related regulatory assets and liabilities were $13 million and $24 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized interest. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

    Details of the federal and state income tax provisions are shown below:

                                    2001       2000        1999
                                ----------------------------------
                                          (in thousands)
 Total provision for
    income taxes
 Federal --
    Current                       $43,596     $28,934    $33,379
    Deferred                       (8,661)        622     (3,973)
 -----------------------------------------------------------------
                                   34,935      29,556     29,406
 -----------------------------------------------------------------
 State --
    Current                         6,698       4,670      4,881
    Deferred                       (1,057)        130       (170)
 -----------------------------------------------------------------
                                    5,641       4,800      4,711
 -----------------------------------------------------------------
 Total                            $40,576     $34,356    $34,117
 =================================================================

    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities are as follows:

                                      2001              2000
                                 -------------------------------
                                          (in thousands)
 Deferred tax liabilities:
    Accelerated depreciation        $147,147          $151,278
    Basis differences                  8,271             8,559
    Other                             34,544            24,136
 ---------------------------------------------------------------
 Total                               189,962           183,973
 ---------------------------------------------------------------
 Deferred tax assets:
    Other property
     basis differences                15,983            17,147
    Pension and
     other benefits                    9,474             9,528
    Property insurance                 1,547             3,558
    Unbilled fuel                      5,596             5,727
    Other                             27,269             9,669
 ---------------------------------------------------------------
 Total                                59,869            45,629
 ---------------------------------------------------------------
 Total deferred tax
    liabilities, net                 130,093           138,344
 Portion included in current
    assets, net                        8,820             1,565
 ---------------------------------------------------------------
 Accumulated deferred
    income taxes in the
    Balance Sheets                  $138,913          $139,909
 ===============================================================

    Deferred investment tax credits are amortized over the lives of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $1.2 million in 2001, 2000, and 1999. At December 31, 2001, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                    2001       2000       1999
                                 --------------------------------
 Federal statutory rate             35.0%      35.0%      35.0%
 State income tax, net of
    federal deduction                3.4        3.4        3.4
 Non-deductible book
    depreciation                     0.5        0.6        0.7
 Other                              (0.8)      (1.5)      (1.6)
 ----------------------------------------------------------------
 Effective income tax rate          38.1%      37.5%      37.5%
 ================================================================

    Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. In accordance with Internal Revenue Service regulations, each company is jointly and severally liable for the tax liability.

Mississippi Power Company 2001 Annual Report


8. CAPITALIZATION

Preferred Securities

In February 1997, Mississippi Power Capital Trust I (Trust I), of which the Company owns all the common securities, issued $35 million of 7.75 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $36 million aggregate principal amount of the Company's 7.75 percent junior subordinated notes due February 15, 2037.

    The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of the Trust's payment obligations with respect to the preferred securities.

    Trust I is a subsidiary of the Company, and accordingly is consolidated in the Company's financial statements.

Long-Term Debt Due Within One Year

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year is as follows:

                                              2001       2000
                                           ---------------------
                                              (in thousands)
 Bond improvement fund requirement          $   650    $1,000
 Less: Portion to be satisfied by
       certifying property additions            650     1,000
 --------------------------------------------------------------
 Cash sinking fund requirement                    -         -
 Current portion of other long-term debt     80,000         -
 Pollution control bond cash
    sinking fund requirements                    20        20
 --------------------------------------------------------------
 Total                                      $80,020    $   20
 ==============================================================

    The first mortgage bond improvement fund requirement is one percent of each outstanding series authenticated under the indenture of the Company prior to January 1 of each year, other than first mortgage bonds issued as collateral security for certain pollution control obligations. The requirement must be satisfied by June 1 of each year by depositing cash or reacquiring bonds, or by pledging additional property equal to 166-2/3 percent of such requirement.


Bank Credit Arrangements

At December 31, 2001, the Company had total committed credit agreements with banks for approximately $114.5 million. At year-end 2001, the unused portion of these committed credit agreements was approximately $114.5 million. These credit agreements expire at various dates in 2002 and 2003. Some of these agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the Company's option. In connection with these credit arrangements, the Company agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks. The amount of commercial paper outstanding at December 31, 2001 was $16 million.

Assets Subject to Lien

The Company's mortgage indenture dated as of September 1, 1941, as amended and supplemented, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises.

Dividend Restrictions

The Company's first mortgage bond indenture and the corporate charter contain various common stock dividend restrictions. At December 31, 2001, approximately $118 million of retained earnings was restricted against the payment of cash dividends on common stock under the most restrictive terms of the mortgage indenture or corporate charter.

Mississippi Power Company 2001 Annual Report


9.  QUARTERLY FINANCIAL DATA
    (UNAUDITED)

Summarized quarterly financial data for 2001 and 2000 are as follows:

                                                       Net Income
                                                     After Dividends
                        Operating       Operating     On Preferred
    Quarter Ended        Revenues         Income          Stock
-------------------------------------------------------------------
                                     (in thousands)
March 2001               $171,312        $23,615        $  9,757
June 2001                 203,949         32,640          16,571
September 2001            235,916         53,263          30,379
December 2001             184,888         23,315           7,180

March 2000               $134,705        $18,593        $  6,722
June 2000                 176,028         28,130          12,232
September 2000            220,119         53,943          28,762
December 2000             156,750         21,904           7,256
-------------------------------------------------------------------

    The Company's business is influenced by seasonal weather conditions and the timing of rate changes.

SELECTED FINANCIAL AND OPERATING DATA 1997-2001
Mississippi Power Company 2001 Annual Report


--------------------------------------------------------------------------------------------------------------------------------
                                                           2001            2000            1999            1998            1997
--------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)*                     $796,065        $687,602        $633,004        $595,131        $543,588
Net Income after Dividends
  on Preferred Stock (in thousands)                     $63,887         $54,972         $54,809         $55,105         $54,010
Cash Dividends
  on Common Stock (in thousands)                        $50,200         $54,700         $56,100         $51,700         $49,400
Return on Average Common Equity (percent)                 14.25           13.80           14.00           14.15           14.00
Total Assets (in thousands)                          $1,333,533      $1,268,781      $1,251,136      $1,189,605      $1,166,829
Gross Property Additions (in thousands)                 $61,193         $81,211         $75,888         $68,231         $55,375
--------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                    $491,680        $404,898        $391,968        $391,231        $387,824
Preferred stock                                          31,809          31,809          31,809          31,809          31,896
Company obligated mandatorily
  redeemable preferred securities                        35,000          35,000          35,000          35,000          35,000
Long-term debt                                          233,753         370,511         321,802         292,744         291,665
--------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)          $792,242        $842,218        $780,579        $750,784        $746,385
================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                        62.1            48.1            50.2            52.1            52.0
Preferred stock                                             4.0             3.8             4.1             4.2             4.3
Company obligated mandatorily
  redeemable preferred securities                           4.4             4.2             4.5             4.7             4.7
Long-term debt                                             29.5            43.9            41.2            39.0            39.0
--------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)             100.0           100.0           100.0           100.0           100.0
================================================================================================================================
Security Ratings:
First Mortgage Bonds -
  Moody's                                                   Aa3             Aa3             Aa3             Aa3             Aa3
  Standard and Poor's                                        A+              A+             AA-             AA-             AA-
  Fitch                                                     AA-             AA-             AA-             AA-             AA-
Preferred Stock -
  Moody's                                                    A3              a1              a1              a1              a1
  Standard and Poor's                                      BBB+            BBB+              A-               A               A
  Fitch                                                       A               A               A              A+              A+
Unsecured Long-Term Debt -
  Moody's                                                    A1               -               -               -               -
  Standard and Poor's                                         A               -               -               -               -
  Fitch                                                      A+               -               -               -               -
================================================================================================================================
Customers (year-end):
Residential                                             158,852         158,253         157,592         156,530         156,650
Commercial                                               32,538          32,372          31,837          31,319          31,667
Industrial                                                  498             517             546             587             642
Other                                                       173             206             202             200             200
--------------------------------------------------------------------------------------------------------------------------------
Total                                                   192,061         191,348         190,177         188,636         189,159
================================================================================================================================
Employees (year-end):                                     1,316           1,319           1,328           1,230           1,245
--------------------------------------------------------------------------------------------------------------------------------
* 1999 data includes the true-up of the unbilled revenue estimates.

SELECTED FINANCIAL AND OPERATING DATA 1997-2001 (continued)
Mississippi Power Company 2001 Annual Report


------------------------------------------------------------------------------------------------------------------------------------
                                                               2001            2000            1999            1998            1997
------------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)*:
Residential                                               $ 164,716        $170,729        $159,945        $157,642        $138,608
Commercial                                                  163,253         163,552         153,936         145,677         134,208
Industrial                                                  156,525         159,705         151,244         135,039         140,233
Other                                                         4,659           4,565           4,309           4,209           4,193
------------------------------------------------------------------------------------------------------------------------------------
Total retail                                                489,153         498,551         469,434         442,567         417,242
Sales for resale  - non-affiliates                          204,623         145,931         131,004         121,225         105,141
Sales for resale  - affiliates                               85,652          27,915          19,446          18,285          10,143
------------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                    779,428         672,397         619,884         582,077         532,526
Other revenues                                               16,637          15,205          13,120          13,054          11,062
------------------------------------------------------------------------------------------------------------------------------------
Total                                                      $796,065        $687,602        $633,004        $595,131        $543,588
====================================================================================================================================
Kilowatt-Hour Sales (in thousands)*:
Residential                                               2,162,623       2,286,143       2,248,255       2,248,915       2,039,042
Commercial                                                2,840,840       2,883,197       2,847,342       2,623,276       2,407,520
Industrial                                                4,275,781       4,376,171       4,407,445       3,729,166       3,981,875
Other                                                        41,009          41,153          40,091          39,772          40,508
------------------------------------------------------------------------------------------------------------------------------------
Total retail                                              9,320,253       9,586,664       9,543,133       8,641,129       8,468,945
Sales for resale  - non-affiliates                        5,011,212       3,674,621       3,256,175       3,157,837       2,895,182
Sales for resale  - affiliates                            2,952,455         452,611         539,939         552,142         478,884
------------------------------------------------------------------------------------------------------------------------------------
Total                                                    17,283,920      13,713,896      13,339,247      12,351,108      11,843,011
====================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents)*:
Residential                                                    7.62            7.47            7.11            7.01            6.80
Commercial                                                     5.75            5.67            5.41            5.55            5.57
Industrial                                                     3.66            3.65            3.43            3.62            3.52
Total retail                                                   5.25            5.20            4.92            5.12            4.93
Sales for resale                                               3.64            4.21            3.96            3.76            3.42
Total sales                                                    4.51            4.90            4.65            4.71            4.50
Residential Average Annual
  Kilowatt-Hour Use Per Customer *                           13,634          14,445          14,301          14,376          13,132
Residential Average Annual
  Revenue Per Customer *                                  $1,038.41       $1,078.76       $1,017.42       $1,007.68         $892.68
Plant Nameplate Capacity
Ratings (year-end) (megawatts)                                3,156           2,086           2,086           2,086           2,086
Maximum Peak-Hour Demand (megawatts):
Winter                                                        2,249           2,305           2,125           1,740           1,922
Summer                                                        2,466           2,593           2,439           2,339           2,209
Annual Load Factor (percent)                                   60.7            59.3            59.6            58.0            59.1
Plant Availability Fossil-Steam (percent):                     92.8            92.6            91.0            90.0            92.4
------------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                           52.0            67.8            69.4            66.5            70.5
Oil and gas                                                    35.9            13.5            15.9            14.5            12.5
Purchased power -
  From non-affiliates                                           3.1             7.7             6.2             8.0             3.0
  From affiliates                                               9.0            11.0             8.5            11.0            14.0
------------------------------------------------------------------------------------------------------------------------------------
Total                                                         100.0           100.0           100.0           100.0           100.0
====================================================================================================================================
* 1999 data includes the true-up of the unbilled revenue estimates.